Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ballard Power Systems Inc.

We consent to (i) the use in the Registration Statement (Amendment No. 2) on Form F-4/A (No. 333-205541) (the “Registration Statement”) of our audit reports dated February 25, 2015 and February 25, 2014, on the financial statements of Ballard Power Systems Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2014, December 31, 2013 and December 31, 2012, the consolidated statements of loss and other comprehensive income (loss), changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit reports dated February 25, 2015 and February 25, 2014 on the effectiveness of internal control over financial reporting, each of which appear in the Company’s annual reports on Form 40-F for the fiscal years ended December 31, 2014 and December 31, 2013 and are incorporated by reference herein (ii) the reference to our firm under the heading “Experts” in the prospectus included as part of the Registration Statement.

/s/ KPMG LLP
Chartered Accountants
August 11, 2015
Vancouver, British Columbia